As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-55006

Registration No. 333-119377

Registration No. 333-133052

Registration No. 333-145003

Registration No. 333-165710

Registration No. 333-190358

Registration No. 333-210116

Registration No. 333-213267

Registration No. 333-226005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-55006

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-119377

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-133052

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145003

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-165710

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190358

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210116

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213267

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226005

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KERYX BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4087132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marina Park Drive, 12th Floor Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

2000 Stock Option Plan and 1999 Share Option Plan

Keryx Biopharmaceuticals, Inc. 2004 Long-Term Incentive Plan

Keryx Biopharmaceuticals, Inc. 2004 President Incentive Stock Option Plan

Keryx Biopharmaceuticals, Inc. 2002 CEO Incentive Stock Option Plan

Keryx Biopharmaceuticals, Inc. 2007 Chief Accounting Officer Inducement Stock Option Plan

Keryx Biopharmaceuticals, Inc. 2007 General Counsel Incentive Stock Option Plan

Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan

2009 CEO Incentive Plan

Keryx Biopharmaceuticals, Inc. Amended & Restated 2013 Incentive Plan

Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan

(Full title of the plans)

Nicole R. Hadas

President and Secretary

Keryx Biopharmaceuticals, Inc.

245 First Street

Cambridge, Massachusetts 02142

(617) 871-2098

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Peter Handrinos, Esq.

R. Scott Shean, Esq.

Daniel Rees, Esq.

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 20116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), remove from registration all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•

Registration Statement on Form S-8 (No. 333-55006), filed with the Commission on February 5, 2001, pertaining to the registration of 8,685,000 shares of Common Stock of the Company, relating to the 2000 Stock Option Plan and 1999 Share Option Plan.

•

Registration Statement on Form S-8 (No. 333-119377), filed with the Commission on September 29, 2004, pertaining to the registration of 4,000,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. 2004 Long-Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-133052), filed with the Commission on April 6, 2006, pertaining to the registration of: (i) 1,000,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. 2004 President Incentive Stock Option Plan, and (ii) 2,002,657 shares of the Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. 2002 CEO Incentive Stock Option Plan, as amended by the Post-Effective Amendment dated December 8, 2007.

•

Registration Statement on Form S-8 (No. 333-145003), filed with the Commission on July 31, 2007, pertaining to the registration of: (i) 100,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. 2007 Chief Accounting Officer Inducement Stock Option Plan, (ii) 150,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. 2007 General Counsel Incentive Stock Option Plan, and (iii) 6,000,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-165710), filed with the Commission on March 25, 2010 pertaining to the registration of 600,000 shares of Common Stock of the Company, relating to the 2009 CEO Incentive Plan

•

Registration Statement on Form S-8 (No. 333-190358), filed with the Commission on August 2, 2013, pertaining to the registration of 3,500,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. Amended & Restated 2013 Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-210116), filed with the Commission on March 11, 2016, pertaining to the registration of 6,000,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. Amended & Restated 2013 Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-213267), filed with the Commission on August 23, 2016, pertaining to the registration of 8,500,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. Amended & Restated 2013 Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-226005), filed with the Commission on June 29, 2018, pertaining to the registration of 6,000,000 shares of Common Stock of the Company, relating to the Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan.

On June 28, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Akebia Therapeutics, Inc., a Delaware corporation (“Akebia”), and Alpha Therapeutics Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Akebia (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as a wholly owned subsidiary of Akebia. The Merger became effective on December 12, 2018, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

Pursuant to the Merger and subject to the terms of the Merger Agreement, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than shares held by Akebia, shares held by Merger Sub, shares held by any subsidiaries of Akebia or the Company (other than the Merger Sub), shares held by the Company as treasury shares, or restricted shares of the Company) was cancelled and converted into the right to receive 0.37433 shares of common stock of Akebia, par value $0.00001 per share, and cash in lieu of fractional shares.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge in the Commonwealth of Massachusetts, on December 13, 2018.

Keryx Biopharmaceuticals, Inc.

By:	/s/ Nicole R. Hadas
	Name:	Nicole R. Hadas
	Title:	President and Secretary (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date

/s/ John P. Butler John P. Butler	Sole Director	December 13, 2018